Exhibit 12B
                                                                  Page 1 of 2


             JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
       ----------------------------------------------------------------------
                                     UNAUDITED


                                                       Six Months Ended
                                                     June 30,        June 30,
                                                      1998            1997
                                                  ------------    --------


OPERATING REVENUES                                 $  951,228    $  988,669
                                                    ---------     ---------

OPERATING EXPENSES                                    748,160       789,454
  Interest portion of rentals (A)                       5,099         5,381
                                                    ---------     ---------
      Net expense                                     743,061       784,073
                                                    ---------     ---------

OTHER INCOME:
  Allowance for funds used
    during construction                                 1,386         1,471
  Other income, net                                     4,918           147
                                                    ---------     ---------
      Total other income                                6,304         1,618
                                                    ---------     ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  214,471    $  206,214
                                                    =========     =========

FIXED CHARGES:
  Interest on funded indebtedness                  $   43,641    $   45,345
  Other interest (B)                                   10,937        13,008
  Interest portion of rentals (A)                       5,099         5,381
                                                    ---------     ---------
      Total fixed charges                          $   59,677    $   63,734
                                                    =========     =========

RATIO OF EARNINGS TO FIXED CHARGES                       3.59          3.24
                                                         ====          ====

Preferred stock dividend requirement               $    5,303    $    6,041
Ratio of income before provision for
  income taxes to net income (C)                        166.3%        152.3%
                                                    ---------     ---------
Preferred stock dividend requirement
  on a pretax basis                                     8,819         9,200
Fixed charges, as above                                59,677        63,734
                                                    ---------     ---------
      Total fixed charges and
        preferred stock dividends                  $   68,496    $   72,934
                                                    =========     =========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                          3.13          2.83
                                                         ====          ====

                                                                  Exhibit 12B
                                                                  Page 2 of 2


             JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                    (In Thousands)
       ----------------------------------------------------------------------
                                     UNAUDITED




-------------------------

NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $5,350 for the six month periods ended June 30, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $154,794 and $142,480 for the six month periods ended June 30, 1998 and 1997, respectively, divided by net income of $93,101 and $93,561, respectively for the same periods.